2019 Management Incentive Plan

Purpose
The purpose of the Endurance International Group Holdings, Inc. (together with its subsidiaries, the “Company”) Management Incentive Plan (“MIP”) is to share the success of the Company with our leaders and top performers. This document describes how it works.
Eligibility and Other Terms
Your eligibility is determined by your role and level within the Company; generally, full-time employees at the Director level (or equivalent) and above are eligible. Eligible employees are notified in writing. You must be hired by October 1, 2019 to be eligible for a bonus under the 2019 MIP. To receive payment under the MIP, you must be actively working for the Company and in good standing at the time payment is made. Any employee eligible to participate in any other discretionary non-equity incentive plan, including a sales commission plan, is ineligible unless otherwise notified by the Company in writing.
Payments under the MIP are determined based in part on your “eligible earnings” and your “target bonus percentage”. For purposes of the MIP:

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Your “eligible earnings” consist of payments of regular earnings made to you within each quarter during the year that you participate in the MIP, and exclude payments for overtime, bonuses, the value of any equity awards, and other special or incentive payments such as commissions.

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Your “target bonus percentage” is your annual bonus target expressed as a percentage of your eligible earnings. Target bonus percentages vary by individual, function and organization level and are communicated in writing. Please contact your manager or Human Resources if you have questions about your target bonus percentage.

Are you a new hire? If so, your participation effective date is your hire date. If you’re a current employee newly added to the program during the annual merit review cycle, your participation effective date is April 1. The same is true for current participants with a merit increase to target bonus percentage. Changes and additions made outside of the annual merit review cycle are effective at the start of the next quarter following the change or addition to the MIP.
Promoted and/or added to the MIP in September? Your participation effective date would be October 1.
Any payments under the MIP will be calculated on a pro-rated basis, based on the timing of adjustments to your base pay rate and/or target bonus percentage during the year. Please see “Bonus Calculation Example” below for an illustration of this calculation.
Bonus Pool Funding
Bonus pool funding is dependent on the Company’s achievement of the GAAP Revenue and Adjusted EBITDA performance metric targets recommended by management and approved by the Company’s Board of Directors

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(the “Board”) or a committee of the Board. GAAP Revenue and Adjusted EBITDA are as reported and defined in the Company’s public filings with the U.S. Securities and Exchange Commission.
Each performance metric is weighted 50%. The Company’s percentage achievement of the target for each of the GAAP Revenue and Adjusted EBITDA metrics will be evaluated separately, weighted, and then added together, and the bonus pool will be funded at the resulting combined percentage. The Company must achieve at least 97.8% of the GAAP Revenue target and 93.8% of the Adjusted EBITDA target before such metric will contribute to the bonus pool funding. The MIP can pay out if the minimum threshold of one metric is hit but not the other. Achievement of 100% of the target for each metric will equate to 100% funding of the bonus pool. If the Company exceeds one or both metric targets, the bonus pool may be funded at a level up to 125%, depending upon the level of overachievement.
Linear interpolation is used to determine bonus pool funding between the stated percentages. This means that if the Company achieves percentages of one or both targets that fall between the percentages shown in the “Target Achievement %” columns in the table below, then a formula will be used to determine the corresponding bonus pool funding level, which will fall between the percentages shown in the “Bonus Pool Funding” column.
Example: 99.6% of the GAAP Revenue target would result in 98.2% bonus pool funding and 100.5% of the Adjusted EBITDA target would result in 101.1% bonus pool funding. After weighting, the combined bonus pool funding percentage would be 99.6%.

	TARGET ACHIEVEMENT %
Bonus Pool Funding %	GAAP Revenue	Adjusted EBITDA
0%	< 97.8%	< 93.8%
90%	97.8%	93.8%
100%	100.0%	100.0%
110%	102.2%	104.7%
125%	104.3%	110.9%

Achievement of the performance metrics is based on 2019 performance results as determined by the Company’s Finance group and approved by the Board or a committee of the Board. The Board or a committee of the Board may make adjustments to the achievement of performance metrics and/or bonus pool funding levels under the MIP to address the impact of any mergers, acquisitions or other unexpected activities, developments, trends or events. In addition, achievement of the performance metrics may include or exclude the impact of any of the following events that occur during the performance year: any reorganization or restructuring transactions; extraordinary nonrecurring items; and significant acquisitions or divestitures.
Bonus Calculation Example
Your target bonus is the product of eligible earnings * target bonus percentage * bonus pool funding percentage. Your target bonus may also be adjusted based on individual performance to obtain the final bonus payment.
Below is an example target bonus calculation for an employee whose base salary is $100,000 at the beginning of 2019 and who receives a base salary increase of 3% and a target bonus percentage increase from 10% to 15% effective April 1 as part of the annual merit review cycle. This example assumes 99.6% bonus pool funding.

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	Eligible Earnings	Target Bonus Percentage	Target Amount
Earnings at old rate January 1 – March 31	$23,076.90	10%	$2,307.69
Earnings at new rate April 1 – December 31	$79,230.80	15%	$11,884.62
Total:	$102,307.70		$14,192.31

	Unweighted	weighted
GAAP Revenue Bonus Pool Funding%:	98.2%	49.1%
Adjusted EBITDA Bonus Pool Funding%:	101.1%	50.5%
Bonus Pool Funding Percentage:		99.6%

2019 Target Bonus:		$14,135.54

Payment Timing
Payments are made via payroll in the first quarter of 2020. All payments and bonus pool funding are at Board discretion.

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